As filed with the Securities and Exchange Commission on January 31, 2014

Registration No. 333-192900

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ACUCELA INC.

(Exact name of registrant as specified in its charter)

Washington	2834	02-0592619
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1301 Second Avenue, Suite 1900

Seattle, WA 98101

(206) 805-8300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ryo Kubota, M.D., Ph.D.

Chairman, President & CEO

Acucela Inc.

1301 Second Avenue, Suite 1900

Seattle, WA 98101

(206) 805-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen M. Graham, Esq. William L. Hughes, Esq. Fenwick & West LLP 1191 Second Avenue, 10th Floor Seattle, WA 98101 (206) 389-4510	Alan G. Cannon, Esq. Simpson Thacher & Bartlett LLP Ark Hills Sengokuyama Mori Tower - 41st Floor 9-10, Roppongi 1-Chome Minato-Ku, Tokyo 106-0032, Japan 011-81-3-5562-6200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement, although, at the time of filing of this Registration Statement, shares will have been offered for sale to the public in Japan pursuant to Japanese law.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, no par value per share	10,580,000	$18.00	$190,440,000	$24,528.68

(1)	Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended. Includes the aggregate offering price of shares that the underwriters have the option to purchase from the selling shareholder. Includes an additional 1,380,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	The registrant previously paid $16,100 in connection with the initial public offering of this registration statement on December 17, 2013 and $8,428.68 in connection with the filing of Amendment No. 2 to this registration statement on January 24, 2014.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid by the Registrant, other than underwriting discounts and commissions, in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee, the FINRA filing fee and the Tokyo Stock Exchange listing fee.

Amount Paid or to be Paid
SEC registration fee	$24,529
FINRA filing fee	37,850
Tokyo Stock Exchange listing fee	26,639
Printing and engraving expenses	200,000
Legal fees and expenses	2,900,000
Accounting fees and expenses	2,250,000
Transfer agent and registrar fees and expenses	35,000
Miscellaneous	525,982

Total	$6,000,000

ITEM 14.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the Registrant’s articles of incorporation and bylaws.

The Registrant’s articles of incorporation provide that, to the fullest extent permitted by the Washington Business Corporation Act, the Registrant’s directors will not be personally liable to the Registrant or its shareholders for monetary damages. This provision, however, does not eliminate or limit liability for acts or omissions that involve intentional misconduct or a knowing violation of law by a director, for conduct violating Revised Code of Washington section 23B.08.310 (approval of an unlawful distribution) or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

The Registrant’s bylaws further provide that each person who was, is or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he or she is or was a director or officer or was serving at the Registrant’s request as a director, officer, partner, trustee, employee or agent of another entity, shall be indemnified and held harmless against all losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with the proceeding. This indemnification right continues even after the individual has ceased to be a director or officer or to serve at the Registrant’s request as a director, officer, partner, trustee, employee or agent of another entity. If, however, the person indemnified initiates the proceeding, he or she shall be entitled to indemnification only if the proceeding was authorized or ratified by the Registrant’s board of directors. The Registrant will not provide indemnification for acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law, for conduct finally adjudged to be in violation of Revised Code of Washington section 23B.08.310, for any transaction with respect to which it was finally adjudged that the indemnitee personally received a benefit in money, property or services to which the indemnitee was not legally entitled or if the Registrant is otherwise prohibited by applicable law from paying indemnification. The Registrant must advance expenses to an indemnitee for an indemnification obligation so long as the Registrant receives an undertaking by or on behalf of the indemnitee to repay all amounts so advanced if it is determined by a final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be indemnified.

The Registrant currently maintains insurance policies under which, subject to the limitations of the policies, coverage is provided to its directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

The Registrant has entered into, and will enter into in the future, indemnification agreements with the individuals who serve as its officers and directors that may be broader than the specific indemnification provisions contained in the Washington Business Corporation Act. Pursuant to these agreements, the Registrant will indemnify officers and directors who are made parties to, or threatened to be made parties to, any proceeding by reason of the fact that they are or were officers or directors, or are or were serving at the Registrant’s request as a director, officer, employee, or agent of another entity. The agreements require the Registrant to indemnify its officers and directors against all expenses, judgments, fines and penalties actually and reasonably incurred by them in connection with the defense or settlement of any such proceeding, subject to the terms and conditions of the agreements.

The Underwriting Agreement filed as Exhibit 1.01 to this Registration Statement provides that the underwriters will indemnify the Registrant and its directors, executive officers and controlling persons for certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or otherwise.

The indemnification provisions in the Registrant’s articles of incorporation and bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers is sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

ITEM 15.	Recent Sales of Unregistered Securities.

Since January 31, 2011, the Registrant has issued and sold the following unregistered securities:

(1) From January 31, 2011 to January 31, 2014, the Registrant granted options to purchase an aggregate of 787,650 shares of its common stock to its employees, directors, consultants and other service providers under its equity incentive plans, with exercise prices ranging from $4.52 to $22.69 per share. These securities were issued in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act and/or Section 4(2) of the Securities Act.

(2) From January 31, 2011 to January 31, 2014, the Registrant issued an aggregate of 38,579 shares of its common stock to its employees, directors, consultants and other service providers upon exercise of options granted by the Registrant under its equity incentive plans, with exercise prices ranging from $0.12 to $8.24 per share. These securities were issued in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act and/or Section 4(2) of the Securities Act.

(3) From January 31, 2011 to January 31, 2014, the Registrant issued an aggregate of 39,234 shares of its common stock to its chief executive officer pursuant to the terms of his employment agreement at purchase prices ranging from $8.24 to $22.69 per share. These securities were issued in reliance on Rule 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act.

ITEM 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Exhibit Title
1.01*	Form of Underwriting Agreement.
1.02*	English translation of Form of Agreement Concerning Share Lending Transaction of Shares of Common Stock of Acucela Inc.
3.01*	Amended and Restated Articles of Incorporation of the Registrant, in effect before the completion of this offering.
3.02*	Form of Amended and Restated Articles of Incorporation of the Registrant, to be filed with the Washington Secretary of State upon the completion of this offering.
3.03*	Bylaws of the Registrant, in effect before the completion of this offering.
3.04*	Form of Restated Bylaws of the Registrant, to be effective upon the completion of this offering.
4.01*	Form of the Registrant’s Common Stock certificate.
4.02*	Amended and Restated Investors’ Rights Agreement dated May 31, 2006 by and among the Registrant and certain of its shareholders.
4.03*	Letter agreement dated December 9, 2013 between the Registrant and entities affiliated with SBI.
5.01	Opinion of Fenwick & West LLP regarding the legality of the securities being registered.
10.01*	Form of Indemnity Agreement to be entered into between the Registrant and each of its officers and directors.
10.02*	2002 Stock Option/Restricted Stock Plan.
10.03*	2012 Equity Incentive Plan and forms of stock option agreement and stock option exercise agreement.
10.04*	2014 Equity Incentive Plan and forms of notice of stock option grant, stock option agreement, notice of restricted stock award, restricted stock agreement, notice of restricted stock unit award, restricted stock unit agreement, notice of stock appreciation right award, and stock appreciation right award agreement.
10.05*	Lease Agreement by and between Nexus Canyon Park, LLC and the Registrant dated February 13, 2006.
10.06*	First Amendment to Lease by and between Nexus Canyon Park, LLC and the Registrant dated August 15, 2011.
10.07*	Lease Agreement by and between The Northwestern Mutual Life Insurance Company and the Registrant dated June 22, 2010.
10.08*	Employment Agreement by and between Dr. Ryo Kubota, M.D. and the Registrant dated April 18, 2005, as amended.
10.09†*	Co-Development and Commercialization Agreement by and between Otsuka Pharmaceutical Co., Ltd. and the Registrant dated September 4, 2008, as amended and supplemented.
10.10*	Consulting Agreement by and between Peter Kresel and the Registrant dated January 1, 2012, as amended.
10.11†*	Development and Collaboration Agreement by and between Otsuka Pharmaceutical Co., Ltd. and the Registrant dated September 15, 2010, as amended.
10.12*	Agreement for Stock Purchase by and between Otsuka Pharmaceutical Co., Ltd. and the Registrant dated September 15, 2010.
23.01*	Consent of Ernst & Young, independent registered public accounting firm.
23.02	Consent of Fenwick & West LLP (included in Exhibit 5.01).
24.01*	Power of Attorney.

*	Previously filed
†	Registrant has omitted portions of the referenced exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act

ITEM 17.	Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) for the purpose of determining any liability under the Securities Act, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seattle, State of Washington, on the 31st day of January, 2014.

ACUCELA INC.

BY:	/s/ Ryo Kubota
Ryo Kubota, M.D., Ph.D.
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Ryo Kubota Ryo Kubota, M.D., Ph.D.	Chairman, President and Chief Executive Officer (Principal Executive Officer)	January 31, 2014

/s/ David L. Lowrance David L. Lowrance	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	January 31, 2014

* Peter A. Kresel	Director	January 31, 2014

* Glen Y. Sato	Director	January 31, 2014

* Michael T. Schutzler	Director	January 31, 2014

* Brian O’Callaghan	Director	January 31, 2014

* By:	/s/ David L. Lowrance
David L. Lowrance Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title
1.01*	Form of Underwriting Agreement.
1.02*	English translation of Form of Agreement Concerning Share Lending Transaction of Shares of Common Stock of Acucela Inc.
3.01*	Amended and Restated Articles of Incorporation of the Registrant, in effect before the completion of this offering.
3.02*	Form of Amended and Restated Articles of Incorporation of the Registrant, to be filed with the Washington Secretary of State upon the completion of this offering.
3.03*	Bylaws of the Registrant, in effect before the completion of this offering.
3.04*	Form of Restated Bylaws of the Registrant, to be effective upon the completion of this offering.
4.01*	Form of the Registrant’s Common Stock certificate.
4.02*	Amended and Restated Investors’ Rights Agreement dated May 31, 2006 by and among the Registrant and certain of its shareholders.
4.03*	Letter agreement dated December 9, 2013 between the Registrant and entities affiliated with SBI.
5.01	Opinion of Fenwick & West LLP regarding the legality of the securities being registered.
10.01*	Form of Indemnity Agreement to be entered into between the Registrant and each of its officers and directors.
10.02*	2002 Stock Option/Restricted Stock Plan.
10.03*	2012 Equity Incentive Plan and forms of stock option agreement and stock option exercise agreement.
10.04*	2014 Equity Incentive Plan and forms of notice of stock option grant, stock option agreement, notice of restricted stock award, restricted stock agreement, notice of restricted stock unit award, restricted stock unit agreement, notice of stock appreciation right award, and stock appreciation right award agreement.
10.05*	Lease Agreement by and between Nexus Canyon Park, LLC and the Registrant dated February 13, 2006.
10.06*	First Amendment to Lease by and between Nexus Canyon Park, LLC and the Registrant dated August 15, 2011.
10.07*	Lease Agreement by and between The Northwestern Mutual Life Insurance Company and the Registrant dated June 22, 2010.
10.08*	Employment Agreement by and between Dr. Ryo Kubota, M.D. and the Registrant dated April 18, 2005, as amended.
10.09†*	Co-Development and Commercialization Agreement by and between Otsuka Pharmaceutical Co., Ltd. and the Registrant dated September 4, 2008, as amended and supplemented.
10.10*	Consulting Agreement by and between Peter Kresel and the Registrant dated January 1, 2012, as amended.
10.11†*	Development and Collaboration Agreement by and between Otsuka Pharmaceutical Co., Ltd. and the Registrant dated September 15, 2010, as amended.
10.12*	Agreement for Stock Purchase by and between Otsuka Pharmaceutical Co., Ltd. and the Registrant dated September 15, 2010.
23.01*	Consent of Ernst & Young, independent registered public accounting firm.
23.02	Consent of Fenwick & West LLP (included in Exhibit 5.01).
24.01*	Power of Attorney.

*	Previously filed
†	Registrant has omitted portions of the referenced exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act